                                                    Exhibit 19









                                    1st
                                 FRANKLIN
                                 FINANCIAL
                                CORPORATION



                                 QUARTERLY
                            REPORT TO INVESTORS
                                  FOR THE
                            THREE MONTHS ENDED
                              MARCH 31, 1994

                            MANAGEMENT'S LETTER

Average net receivables (gross receivables less unearned finance charges) were $109,326,776 during the quarter ended March 31, 1994 as compared to $105,165,627 during the previous quarter ended December 31, 1993 and $93,211,120 during the quarter ended March 31, 1993. Increases in consumer loan demand and business generated in new offices opened in the prior year were the main causes for the growth in average loans outstanding.

Cash and cash equivalents decreased $403,175 (7%) during the first quarter of 1994 as compared to 1993 year-end. Funds were used to finance the higher levels of average net receivables outstanding and to reduce other liabilities. During February, the Company disbursed the 1993 employee incentive bonus, which had accrued at December 31, 1993, thereby reducing other liabilities.

The Company's investment portfolio consists mainly of U.S. Treasury bonds and Government Agency bonds backed by the U.S. Government held by the Company's insurance subsidiaries. Management has designated all investment securities as being "available for sale". Any unrealized gain or loss is booked against the Company's equity section, net of deferred taxes. Although investment securities increased during the first quarter of 1994 due to funds invested by the insurance subsidiaries, volatility in bond market values resulted in a $586,227 decrease in portfolio fair market value during the quarter just ended as compared to December 31, 1993.

Total revenues increased 24% during the quarter ended March 31, 1994 as compared to the same quarter in 1993 primarily due to increases in net interest income. Net interest income (representing the margin between the amount the Company earns on loans and investments and the amount the Company pays on securities and other borrowings) increased $1,510,158 (27%) during the quarter just ended as compared to 1993 primarily due to higher levels of average net receivables outstanding. Lower overall borrowing rates also contributed to the increase in the interest income margin.

The higher level of average net receivables during the first quarter of 1994 also led to a $441,875 (18%) increase in net insurance income. Changes in net insurance income generally correspond to changes in the level of average net receivables outstanding. Increases in average net receivables normally lead to higher levels of insurance in force which increases insurance income.

Net charge-offs increased $208,614 (63%) during the quarter just ended as compared to the same period a year ago, mainly due to the aforementioned increase in average receivables outstanding. This increase in net charge-offs caused the Company's provision for loan losses to increase $157,807 (43%) during the comparable periods.

Additional personnel required to staff the new offices opened during the prior year and annual cost-of-living and merit salary increases, effective January 1 of each year, were the major factors causing the $771,573 (24%) increase in personnel expense during the quarter ended March 31, 1994 as compared to the same period in 1993. Other factors contributing to the increase were increases in accrued profit sharing contribution expenses and employee incentive awards.

Occupancy expense increased $107,130 (14%) during the comparable periods mainly due to rent expense related to new offices opened during the prior year and increased rent on leases renewed in existing branch offices . Other additional overhead expenses related to offices opened during the prior year, such as telephone, utilities and depreciation expense on fixed assets, also contributed to the increase in occupancy expense.

Increases in advertising expenses, postage, computer expenses and taxes and licenses were the main causes of the $232,417 (15%) increase in Other Operating Expenses.

Effective income tax rates were 31.8% and 30.9% for the quarters ended March 31, 1994 and 1993, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates. The increase in the effective rate for the quarter just ended was mainly due to the Company and the property insurance subsidiary, which are taxed at higher rates, earning a larger portion of pretax income as compared to the prior year.

Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Net cash flows from financing activities, excluding bank borrowings, increased $4,753,006 during the first quarter of 1994 as compared to the same period a year ago and collections on loans increased $4,655,932 over the same period. In addition to the securities program, the Company has three external sources of funds through the use of three Credit Agreements. One agreement provides for available borrowings of $21,000,000. Available borrowings were $15,454,000 and $8,800,000 at March 31, 1994 and December 31, 1993, respectively, relating to this agreement. Another agreement provides for an additional $1,500,000 for general operating purposes. Available borrowings under this agreement were $1,500,000 and $1,377,444 at March 31, 1994 and December 31, 1993, respectively. This $1,500,000 agreement has a maturity date of June 1994 and will not be renewed. During the second quarter of 1993, the Company established a third line of credit providing $2,000,000 for general operating purposes (all of which was available at March 31, 1994). This $2,000,000 agreement will ultimately replace the $1,500,000 agreement maturing in June, 1994.

Liquidity was not adversely affected by delinquent accounts as the percentage of outstanding receivables 60 days or more past due decreased to 3.7% of receivables at March 31, 1994 from 4.0% of receivables at December 31, 1993.

                    1st FRANKLIN FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                March 31,     December 31,
                                                  1994            1993
                                              -----------    ------------
                                              (Unaudited)      (Audited)

                                  ASSETS

CASH AND CASH EQUIVALENTS. . . . . . . .    $   5,422,890    $  5,826,065
LOANS, net . . . . . . . . . . . . . . .       97,547,283      97,485,170
INVESTMENT SECURITIES. . . . . . . . . .       12,859,509      12,764,567
OTHER ASSETS . . . . . . . . . . . . . .        8,964,129       9,396,368
                                            -------------    ------------
         TOTAL ASSETS. . . . . . . . . .    $ 124,793,811    $125,472,170
                                            =============    ============


                   LIABILITIES  AND STOCKHOLDER'S EQUITY

SENIOR DEBT. . . . . . . . . . . . . . .    $  59,863,722    $ 60,147,877
OTHER LIABILITIES. . . . . . . . . . . .        5,837,338       7,495,036
SUBORDINATED DEBT. . . . . . . . . . . .       20,792,780      20,855,733
                                            -------------    ------------
     Total Liabilities . . . . . . . . .       86,493,840      88,498,646
                                            -------------    ------------
STOCKHOLDER'S EQUITY:
  Common Stock . . . . . . . . . . . . .          170,000         170,000
  Net Unrealized Gain (Loss) on
     Investment Securities Available
     for Sale. . . . . . . . . . . . . .         (299,322)        286,905
  Retained Earnings. . . . . . . . . . .       38,429,293      36,516,619
                                            -------------    ------------
     Total Stockholder's Equity. . . . .       38,299,971      36,973,524
                                            -------------    ------------
         TOTAL LIABILITIES AND
             STOCKHOLDER'S EQUITY. . . .    $ 124,793,811    $125,472,170
                                            =============    ============



      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

                    CONSOLIDATED STATEMENTS OF INCOME

                                                     Three Months Ended
                                                          March 31
                                                  -----------------------
                                                         (Unaudited)
                                                      1994        1993
                                                      ----        ----

INTEREST INCOME. . . . . . . . . . . . . . . . .  $ 8,376,564  $6,721,239

INTEREST EXPENSE . . . . . . . . . . . . . . . .    1,312,455   1,167,288
                                                  -----------  ----------
NET INTEREST INCOME. . . . . . . . . . . . . . .    7,064,109   5,553,951

  Provision for Loan Losses. . . . . . . . . . .      521,942     364,135
                                                  -----------  ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES . . . . . . . . . .    6,542,167   5,189,816
                                                  -----------  ----------

NET INSURANCE INCOME . . . . . . . . . . . . . .    2,843,347   2,401,472
                                                  -----------  ----------

OTHER REVENUE. . . . . . . . . . . . . . . . . .       75,382      63,658
                                                  -----------  ----------
OTHER OPERATING EXPENSES:
  Personnel Expense. . . . . . . . . . . . . . .    4,015,805   3,244,232
  Occupancy. . . . . . . . . . . . . . . . . . .      873,969     766,839
  Other  . . . . . . . . . . . . . . . . . . . .    1,764,586   1,532,169
                                                  -----------  ----------
     Total . . . . . . . . . . . . . . . . . . .    6,654,360   5,543,240
                                                  -----------  ----------

INCOME BEFORE INCOME TAXES . . . . . . . . . . .    2,806,536   2,111,706

  Provision for Income Taxes . . . . . . . . . .      893,862     652,053
                                                  -----------  ----------
NET INCOME . . . . . . . . . . . . . . . . . . .  $ 1,912,674  $1,459,653
                                                  ===========  ==========


      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) in Cash and Cash Equivalents


                                                     Three Months Ended
                                                          March 31
                                                  ------------------------
                                                         (Unaudited)
                                                      1994         1993
                                                      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income. . . . . . . . . . . . . . . . . . .  $ 1,912,674 $ 1,459,653
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for Loan Losses . . . . . . . . .      521,942     364,135
     Depreciation and Amortization . . . . . . .      232,781     209,946
     Other, net. . . . . . . . . . . . . . . . .      (15,388)    (40,711)
     Decrease in Miscellaneous assets. . . . . .      527,567      67,553
     (Decrease) in Accounts Payable and
       Accrued Expenses  . . . . . . . . . . . .   (1,657,698) (1,350,246)
                                                  ----------- -----------
       Net Cash Provided by Operating Activities    1,521,878     710,330
                                                  ----------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Loans Originated or purchased . . . . . . . . .  (21,127,626)(17,846,162)
 Loan Payments . . . . . . . . . . . . . . . . .   20,543,571  15,887,639
 Purchases of marketable debt securities . . . .   (1,217,405) (4,102,403)
 Sales of marketable securities. . . . . . . . .      103,897   1,287,234
 Redemptions of securities . . . . . . . . . . .      300,000          --
 Principal payments on securities. . . . . . . .           --      14,135
 Other, net. . . . . . . . . . . . . . . . . . .     (180,382)   (180,576)
                                                 ------------ -----------
     Net Cash Provided by Operating Activities .   (1,577,945) (4,940,133)
                                                 ------------ -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in Senior Debt . . . . . . . . . . . .     (284,155)    794,790
 Subordinated Debt Issued. . . . . . . . . . . .    1,437,375   1,215,290
 Subordinated Debt redeemed. . . . . . . . . . .   (1,500,328) (1,251,275)
                                                 ------------ -----------
     Net Cash Provided by Financing Activities .     (347,108)    758,805
                                                 ------------ -----------
NET DECREASE (INCREASE) IN CASH
 AND CASH EQUIVALENTS. . . . . . . . . . . . . .     (403,175) (3,470,998)

CASH AND CASH EQUIVALENTS, beginning . . . . . .    5,826,065   8,573,140
                                                  ----------- -----------
CASH AND CASH EQUIVALENTS, ending. . . . . . . .  $ 5,422,890  $5,102,142
                                                  =========== ===========

Cash Paid during the period for: Interest. . . .  $ 1,285,725  $1,147,291
                                 Income Taxes. .      884,500       5,300

      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                  -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1993 and for the years then ended included in the Company's December 31, 1993 Annual Report. The Company is a wholly owned subsidiary of 1st Franklin Corporation and therefore earnings per share is not shown.

2. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 1994, and December 31, 1993, and the results of its operations and its cash flows for the three months ended March 31, 1994 and 1993. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3. The results of operations for the three months ended March 31, 1994, are not necessarily indicative of the results to be expected for the full fiscal year.

                             BRANCH OPERATIONS
Jarrell Coffee . . . . . . . . . . . . . . . . . . .   Vice President
Jack Coker . . . . . . . . . . . . . . . . . . . . .   Vice President
Isabel Vickery . . . . . . . . . . . . . . . . . . .   Vice President

                                SUPERVISORS
Richard Asmussen             Donald Floyd              Melvin Osley
Robert Canfield              Jack Hobgood              Bob Seawright
Robert Carnes                Judy Landon               Joe Seale
Donald Carter                Tommy Lennon              Timothy Schmotz
Mike Culpepper               Steve Maze                Gaines Snow
Jimmy Davis                  Dianne Moore              Rick Woods
Tony Ellison                 Ronnie Morrow

                                OFFICES
Alabama Offices:             Georgia Offices:          Georgia Offices:
- - ---------------              ---------------           ---------------
Alexander City               Carrollton                McRae
Arab                         Cartersville              Milledgeville
Athens                       Cedartown                 Monroe
Bessemer                     Chatsworth                Montezuma
Birmingham                   Clarkesville              Monticello
Clanton                      Claxton                   Moultrie
Cullman                      Clayton                   Nashville
Decatur                      Cleveland                 Newnan
Dothan                       Cochran                   Perry
Enterprise                   Commerce                  Rome
Eufaula                      Conyers                   Royston
Florence                     Cordele                   Savannah
Gadsden                      Cornelia                  Statesboro
Huntsville                   Covington                 Swainsboro
Jasper                       Cumming                   Sylvania
Ozark                        Dallas                    Sylvester
Prattville                   Douglas                   Thomaston
Russellville                 Douglasville              Thomson
Scottsboro                   Eastman                   Tifton
Selma                        Elberton                  Toccoa
Sylacauga                    Ellijay                   Valdosta
Troy                         Forsyth                   Vidalia
Tuscaloosa                   Fort Valley               Warner Robins
                             Gainesville               Washington
Georgia Offices:             Garden City               Winder
- - --------------               Griffin
Adel                         Hartwell                  South Carolina Offices:
Albany                       Hawkinsville              ----------------------
Alma                         Hazlehurst                Aiken
Americus                     Hinesville                Anderson
Athens                       Hogansville               Cayce
Barnesville                  Jackson                   Clemson
Baxley                       Jasper                    Easley
Blue Ridge                   Jefferson                 Greenwood
Bremen                       Jesup                     Laurens
Brunswick                    Lavonia                   Orangeburg
Buford                       Lawrenceville             Seneca
Butler                       Madison                   Union
Cairo                        Manchester                York
Calhoun                      McDonough
Canton

                                 DIRECTORS

                             W. Richard Acree
                       President, Acree Oil Company

                             Ben F. Cheek, III
                   Chairman and Chief Executive Officer
                    1st Franklin Financial Corporation

                              Lorene M. Cheek
                                 Homemaker

                              Jack D. Stovall
                President, Stovall Building Supplies, Inc.

                          Dr. Robert E. Thompson
                         Physician, Toccoa Clinic

                            EXECUTIVE OFFICERS

                             Ben F. Cheek, III
                   Chairman and Chief Executive Officer

                              T. Bruce Childs
                   President and Chief Operating Officer

                             A. Roger Guimond
                Vice President and Chief Financial Officer

                                Lynn E. Cox
                                 Secretary

                              Linda L. Sessa
                                 Treasurer

                             INVESTMENT CENTER

                                Lynn E. Cox
                             Account Executive

                             Phoebe P. Martin
                             Account Executive

                             Sandra N. Oliver
                               New Accounts

                                  COUNSEL

                        Jones, Day, Reavis & Pogue
                         3500 One Peachtree Center
                        303 Peachtree Street, N.E.
                       Atlanta, Georgia  30308-3242

                                 AUDITORS

                           Arthur Andersen & Co.
                        133 Peachtree Street, N.E.
                          Atlanta, Georgia  30303